Exhibit 99

NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

For Immediate Release
CONTACTS:
Mack V. Traynor III, CEO

Timothy Clayton, CFO

HEI REGAINS COMPLIANCE WITH NASDAQ CONTINUED LISTING REQUIREMENTS

MINNEAPOLIS, Feb. 15, 2005 /PRNewswire-FirstCall/ – HEI, Inc. (Nasdaq: HEIIE – News), (http://www.heii.com ) announced today that, as expected, it has received confirmation that it has regained compliance with the NASDAQ National Market Continued Listing Requirements. The Company was notified that the NASDAQ Listing Qualifications Panel has granted the Company’s request for continued listing of its common stock on the NASDAQ National Market, conditioned upon the Company timely filing all periodic reports with the Securities and Exchange Commission for all reporting periods ending on or before December 31, 2005, and maintaining compliance with all other requirements for continued listing. Accordingly, the fifth character “E” will be removed from the Company’s symbol effective with the open of business on Wednesday, February 16, 2005.

     HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD-LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including HEI’s expectations regarding continued listing of HEI’s common stock on the NASDAQ National Market and the satisfaction of the continued listing conditions, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, HEI’s ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, and other risks detailed from time to time in HEI’s SEC filings, including, but not limited to, those risks set forth in HEI’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.